                                                  Issuer Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                                           Dated: August 5, 2010

ELVIS [TM]

Equity Long Volatility Investment Strategy [TM]

July 30, 2010

                                              A Passion to Perform DEUTSCHE BANK

BBG:
DBVELVIS

ELVIS [TM]

Hedging with Volatility

ELVIS is designed to be a more efficient hedging strategy

[]   The strategy aims to achieve two objectives:

     --   Capture volatility spikes that often accompany market sell-offs

     --   Reduce hedging carry-costs during bull markets or periods of calm

[]   The strategy seeks to accomplish this by:

     --   Avoiding paying the "risk premium" often associated with options and other hedging products

     --   Trading implied volatility on the volatility term structure where it is generally relatively flat

     --   Reducing the frequency of rolling necessary to maintain the hedge

ELVIS quick facts

--   Bloomberg: DBVELVIS Index

--   Strategy seeks to address medium and long-term hedging needs (3 months+)

--   Targets a consistent exposure to changes in volatility regardless of market levels

--   Calculations based on listed option prices

--   Convenient, transparent access to volatility investing

S and P 500[R] -- ELVIS Comparison
[GRAPHIC OMITTED]

The inception date of ELVIS is December 9, 2009. All ELVIS returns prior to that date have been simulated and do not reflect actual returns. Past performance is not necessarily indicative of how ELVIS will perform in the future. The performance of any investment product based on ELVIS would have been lower than shown as a result of fees and/or costs. Source: Deutsche Bank, Bloomberg Finance
L.P., 2010
                                                                   DEUTSCHE BANK
                                     page 2

BBG:
DBVELVIS

ELVIS [TM]
Hedging with Volatility

ELVIS is a hedging strategy for equity long-only and long-short portfolios

[]   Based on retrospective analysis, adding ELVIS to a long-only portfolio can enhance returns and lower volatility

Annual Returns of ELVIS and S and P 500[R]
[GRAPHIC OMITTED]

ELVIS Overlay in Long-Only S and P 500[R] Portfolio
[GRAPHIC OMITTED]

"ELVIS Overlay" represents a hypothetical portfolio consisting of S and P 500 and ELVIS, rebalanced semi-annually. Upon each rebalancing, exposure to S and P
500 was set to 1 and exposure to ELVIS was set equal to the inverse of the beta from a regression analysis of daily returns (S and P 500 versus ELVIS) over the trailing 6 months (subject to a maximum exposure for ELVIS of 1).(1)

(1) See ELVIS Overlay Data on page 9 for a table detailing the time periods, betas, returns and volatilities used in and resulting from this analysis. The inception date of
ELVIS is December 9, 2009. All ELVIS returns prior to that date have been simulated and do not reflect actual returns. Past performance is not necessarily indicative of how ELVIS will perform in the future. The performance of any investment product based on ELVIS would have been lower than shown as a result of fees and/or costs. Source : Deutsche Bank, Bloomberg Finance L.P., 2010
                                                                   DEUTSCHE BANK
                                     page 3

BBG:
DBVELVIS

ELVIS [TM]
Hedging Performance Stats

Rolling 6-month periods, retrospectively calculated (Jun 1990 -- Jun 2010)

Distribution of 6-Month Rolling Returns
[GRAPHIC OMITTED]

Distribution of Annualized Volatility
[GRAPHIC OMITTED]

Return and Volatility figures are computed over daily-rolling 6 month periods using annualized returns and standard deviations. "S and P+ELVIS" represents a hypothetical portfolio consisting of S and P 500 and ELVIS. For each 6 month period, exposure to ELVIS was set equal to the inverse of the beta from a regression analysis of daily returns (S and P 500 versus ELVIS) over the trailing 6 months (subject to a maximum exposure for ELVIS of 1).

The inception date of ELVIS is December 9, 2009. All ELVIS returns prior to that date have been simulated and do not reflect actual returns. Past performance is not necessarily indicative of how ELVIS will perform in the future. The performance of any investment product based on ELVIS would have been lower than shown as a result of fees and/or costs. Source: Deutsche Bank, Bloomberg Finance
L.P., 2010
                                                                   DEUTSCHE BANK
                                     page 4

BBG:
DBVELVIS

ELVIS [TM]
Index Construction

How ELVIS works

--   The index is long exposure to future S and P 500 volatility

--   The strategy is implemented via notional volatility derivatives (6-month variance swaps forward-starting in 3 months) which are rolled at each quarterly listed option expiry as they become spot (current-starting)
     variance swaps

--   The strategy's performance during a given quarterly roll period depends on changes in S and P 500 implied volatility: an increase in implied volatility should lead to index gains; a decrease in implied volatility should lead to index losses

--   The index re-calibrates notional every roll-date to target consistent volatility exposure: less exposure in a high- volatility environment; more exposure in a low-volatility environment

--   Entry and exit variance swap levels are derived from S and P 500 listed option market prices using established market methodology for pricing variance swaps

--   Because the variance swap strike levels are based on mid- market option prices, they do not take into account the transaction costs (bid-offer spreads) that would be associated with trading variance swaps. To account for this, a cost equivalent to 1.5% of the 9 month spot variance swap strike level is deducted from the index over each roll period (see Appendix
     III for more detail)

Why forward-starting

--   By rolling the position before the notional variance swaps start recording observations, ELVIS avoids exposure to S and P 500 volatility actually realized by the index

--   Instead, ELVIS delivers exposure to changes in S and P 500 implied volatility

--   By removing exposure to realized volatility, ELVIS aims to avoid paying a volatility "risk premium," which option sellers usually demand from option buyers. The volatility risk premium has manifested itself through a spread between implied volatility and volatility subsequently realized by the S and P 500
                                                                   DEUTSCHE BANK
                                     page 5

BBG:
DBVELVIS

ELVIS [TM]
Index Construction

How ELVIS works, an illustration

--   Upon the December listed option expiry, the index "buys" a forward variance swap which measures variance over a 6 month period starting 3 months from
     December (March-September)

--   Upon the March listed option expiry, the index "sells" the March-September variance swap it holds before it starts measuring realized variance and[]

--   ... "buys" a new forward variance swap measuring variance over a 6 month period starting 3 months from March (June-December)

--   This process is repeated upon each quarterly option expiry

[GRAPHIC OMITTED]

How this impacts ELVIS

--   The value of the forward variance swap upon initial execution is based on the market's expectation of S and P volatility in 3 months

--   When unwound, the value of the variance swap (now spot starting) is based on the market's current expectation of S and P volatility

--   The change in the market's expectation of volatility (implied volatility)
     over the roll period leads to a gain or loss on the notional variance swap position and an increase or decrease in the index

--   During a roll period an increase in implied volatility will lead to an increase in the index

--   During a roll period a decrease in implied volatility will lead to a decrease in the index
                                                                   DEUTSCHE BANK

                                     page 6

BBG:
DBVELVIS

ELVIS [TM]
Comparison to Other Hedging Strategies

[GRAPHIC OMITTED]

Which implied volatility to trade

--   ELVIS systematically invests in future volatility over a medium-term horizon

--   A medium-term strategy may have worked better than either a very short-term or a very long-term strategy across different market regimes

--   A very short-term strategy (e.g., 1-month variance swaps forward-starting in 1 months) can be highly sensitive to spikes in implied volatility but also costly to carry when markets are calm (this would be similar to rolling front month VIX futures)

--   A very long-term strategy (e.g., 9-month variance swaps forward-starting in
     9 months) can be relatively cheap to carry but may not react to spikes in implied volatility enough

"ELVIS 9mx9m" represents a hypothetical version of ELVIS constructed using
9-month forward 9-month variance swaps. "ELVIS 1mx1m" represents a hypothetical version of ELVIS constructed using 1-month forward 1-month variance swaps. "S and P+ELVIS", "S and P+'ELVIS 9mx9m'" and "S and P+'ELVIS 1mx1m'" each represent a hypothetical portfolio consisting of S and P 500 and ELVIS or hypothetical
ELVIS hedging strategy, rebalanced annually. Upon each rebalancing, exposure to
S and P 500 was set to 1 and exposure to the hedging strategy was set equal to the inverse of the beta from a regression analysis of daily returns (S and P 500 versus the hedging strategy) over the trailing 6 months (subject to a maximum exposure of 1 for the hedging strategy) .

The inception date of ELVIS is December 9, 2009. All ELVIS returns prior to that date have been simulated and do not reflect actual returns. Past performance is not necessarily indicative of how ELVIS will perform in the future. The performance of any investment product based on ELVIS would have been lower than shown as a result of fees and/or costs. Source: Deutsche Bank, Bloomberg Finance
L.P., 2010
                                                                   DEUTSCHE BANK
                                     page 7

BBG:
DBVELVIS

ELVIS [TM]
Comparison to Other Hedging Strategies

                             ELVIS                Option-Based Strategies            VIX Futures/ETNs                 Variance Swaps
--------------------------------------------------------------------------------------------------------------------------------------------
Upfront Premium               No                    Yes - likely drag on                    No                              No
                                                         portfolio
--------------------------------------------------------------------------------------------------------------------------------------------
"Risk Premium"                No                 Yes - pays implied, earns                  No                  Yes - pays implied, earns
                                                    realized volatility                                            realized volatility
--------------------------------------------------------------------------------------------------------------------------------------------
Path Dependent                No                 Yes - effectiveness varies                 No                Partially - payoff depends on
                                                    with timing, market                                           realized volatility of
                                                          changes                                                       underlying
--------------------------------------------------------------------------------------------------------------------------------------------
 Rolling Cost     Limited - only 4 rolls per     Potentially high - depends     High - frequent/continuous     Generally limited - depends
                  year; flatter part of term    on maturity of options used   rolling; steeper part of term    on length of contracts used
                           structure                                                    structure
--------------------------------------------------------------------------------------------------------------------------------------------
 Hedge Set Up        Simple - similar to a        Highly complex -bespoke         Simple - similar to a            Complex - vega risk
                       long/short trade        analysis to identify strategy         long/short trade             analysis to size trade
--------------------------------------------------------------------------------------------------------------------------------------------
 Applicability       Broad - equity long,       Potentially limited - relies              Broad                           Broad
                  long/short, private equity   on availability of optionable
                   and non-equity portfolios              proxies
--------------------------------------------------------------------------------------------------------------------------------------------
 Counterparty          Yes - DB is only              Limited - multiple       Potentially - Barclays is only        Limited - multiple
     Risk                counterparty                  counterparties              counterparty for ETN               counterparties
--------------------------------------------------------------------------------------------------------------------------------------------
     Other       - Implied volatility may not     - Downside is limited to      - Mid-Term VIX Futures are    - Realized volatility may not
Considerations      rise in falling market          upfront premium paid                not liquid               be high even in falling
                     - Hedge does not have           - Not dependent on           - Hedging for ETN may                   market
                       defined downside        changes in implied volatility      impact futures levels           - Hedge does not have
                                                                                                                     defined downside
--------------------------------------------------------------------------------------------------------------------------------------------
                                                                   DEUTSCHE BANK
                                     page 8

BBG:
DBVELVIS

ELVIS [TM] Overlay Data

                                     ELVIS[TM]/Overlay       S AND P3500[R]
-----------------------------------------------------------------------------------
 Start Date    End Date      Beta    Return Volatility       Return Volatility
-----------------------------------------------------------------------------------
 9/16/1990     3/15/1991    -0.39    18.7%     17.2%         17.6%     17.6%
 3/16/1991     9/15/1991    -0.22     3.6%     12.6%          3.1%     13.5%
 9/16/1991     3/15/1992    -0.50     3.8%     11.6%          5.2%     12.8%
 3/16/1992     9/15/1992    -0.68    -2.3%      8.7%          3.3%     10.2%
 9/16/1992     3/15/1993    -0.78     0.9%     10.6%          7.5%      9.9%
 3/16/1993     9/15/1993    -0.31     0.4%      8.5%          2.3%      8.9%
 9/16/1993     3/15/1994    -0.29     1.4%      8.1%          1.6%      8.0%
 3/16/1994     9/15/1994    -0.12    -0.3%      9.2%          1.1%      9.3%
 9/16/1994     3/15/1995    -0.21     3.0%      9.4%          4.4%      9.5%
 3/16/1995     9/15/1995    -0.11    16.6%      7.5%         17.8%      8.2%
 9/16/1995     3/15/1996    -0.46    10.4%      9.7%         10.1%     11.1%
 3/16/1996     9/15/1996    -0.39     4.7%      9.4%          4.3%     11.8%
 9/16/1996     3/15/1997    -0.81    25.4%      9.7%         16.0%     11.9%
 3/16/1997     9/15/1997    -0.62    20.3%     14.4%         15.6%     16.8%
 9/16/1997     3/15/1998    -0.84    15.6%     15.3%         13.0%     20.1%
 3/16/1998     9/15/1998    -0.94    23.9%     20.3%         -3.9%     21.5%
 9/16/1998     3/15/1999    -0.50    25.2%     18.8%         25.0%     21.2%
 3/16/1999     9/15/1999    -0.59     4.9%     15.4%          0.9%     17.8%
 9/16/1999     3/15/2000    -0.63    -1.1%     17.1%          5.6%     20.4%
                          ---------
 3/16/2000     9/15/2000    -1.49    -7.6%     17.9%          0.5%     20.2%
-----------------------------------------------------------------------------------

                                     ELVIS[TM]/Overlay        S AND P3500[R]
-----------------------------------------------------------------------------------
 Start Date    End Date      Beta    Return Volatility       Return Volatility
-----------------------------------------------------------------------------------
9/16/2000     3/15/2001    -0.96    -15.3%     17.8%        -18.8%     23.2%
                          ---------
3/16/2001     9/15/2001    -1.15      2.2%     17.6%         -5.0%     20.3%
                          ---------
9/16/2001     3/15/2002    -1.03     17.2%     16.2%         12.3%     18.8%
3/16/2002     9/15/2002    -0.75     -7.2%     22.3%        -23.7%     27.9%
                          ---------
9/16/2002     3/15/2003    -1.09     -2.9%     18.4%         -6.5%     25.8%
                          ---------
3/16/2003     9/15/2003    -1.62     10.6%     13.4%         17.6%     16.3%
                          ---------
9/16/2003     3/15/2004    -1.37      3.4%      9.5%          7.3%     11.9%
3/16/2004     9/15/2004    -0.64     -6.3%      6.9%          0.9%     11.3%
9/16/2004     3/15/2005    -0.81     -4.2%      7.2%          6.6%     10.3%
3/16/2005     9/15/2005    -0.91     -2.9%      7.9%          3.3%     10.2%
9/16/2005     3/15/2006    -0.57     -1.2%      5.8%          5.3%     10.1%
3/16/2006     9/15/2006    -0.86      1.5%     11.8%          1.1%     11.3%
9/16/2006     3/15/2007    -0.44      4.8%      5.6%          5.4%      9.7%
3/16/2007     9/15/2007    -0.44     16.3%      9.3%          7.0%     15.3%
9/16/2007     3/15/2008    -0.53     -9.5%     12.2%        -12.8%     21.0%
3/16/2008     9/15/2008    -0.72    -10.2%     15.2%         -6.6%     22.1%
                          ---------
9/16/2008     3/15/2009    -1.21      4.6%      43.5%       -37.7%     58.4%
3/16/2009     9/15/2009    -0.91     27.8%      20.6%        39.6%     25.9%
                          ---------
9/16/2009     3/15/2010    -1.71     -4.0%       9.8%         7.6%     15.8%
                          ---------
3/16/2010     7/30/2010    -1.47      2.5%      18.3%        -4.3%     22.4%
====================================================================================

9/16/1990     7/30/2010     N/A     489.9%      15.0%       246.7%     18.9%
------------------------------------------------------------------------------------

"ELVIS Overlay" represents a hypothetical portfolio consisting of S and P 500 and ELVIS, rebalanced semi-annually. Upon each rebalancing, exposure to S and P
500 was set to 1 and exposure to ELVIS was set equal to the inverse of the beta from a regression analysis of daily returns (S and P 500 versus ELVIS) over the trailing 6 months -- "Beta" above -- subject to a maximum exposure of 1 for
ELVIS. Highlighted Betas above indicate when the maximum exposure was used. For each time period above, "Return" is total return over the time period;
"Volatility" is annualized volatility of daily returns over the time period.

Source: Deutsche Bank, Bloomberg Finance L.P., 2010
                                                                   DEUTSCHE BANK
                                     page 9

BBG:
DBVELVIS

Index Description

[]   The Deutsche Bank Equity Long Volatility Investment Strategy ("ELVIS" and
     the "Index") tracks the performance of a long position in a 3-month ("3M")
     forward 6-month ("6M") variance swap on the S and P 500 Index. The Index was created by Deutsche Bank AG, the Index Sponsor, on December 9, 2009 and
     is calculated, maintained and published by the Index Sponsor. The closing level of ELVIS was set to 100 on March 16, 1990 (the "Index Base Date").
     ELVIS is denominated in U. S. dollars.

[]   Investment Strategy and Index Construction

[]   Investment Strategy

     []   ELVIS is a strategy that aims to capture and monetize the movements of equity market implied volatility through a long position in 3M-forward
          6M variance swaps on the S and P 500 Index. A forward variance swap obligates its holder to enter into a spot (or current starting)
          variance swap at a later date at a pre-specified variance swap strike price. A 3M-forward 6M variance swap is a variance swap starting in 3 months and lasting for 6 months. Forward variance swaps are used to take a view on future movements of implied volatility. When sold or unwound prior to the variance swap start date, the gain or loss on the forward variance swap will only relate to changes in implied volatility and not to any realized volatility of the underlying, which would otherwise be measured during the life of the variance swap.

     []   Volatility is a statistical measure of the amount of movement of the price of an asset over a period of time and is the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural log return of an asset between each observation. Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. Implied volatility is determined from the market prices of listed options on the asset.

     []   Variance is the square of volatility and is used in certain products in the over-the-counter (OTC) derivatives market in place of volatility due to mathematical properties that make it more convenient for financial institutions to value and hedge those products. ELVIS primarily uses variance in its calculations for this reason, but uses and refers to volatility as a standard reference measure consistent with market practice.
                                                                   DEUTSCHE BANK
                                    page 10

BBG:
DBVELVIS

Index Description

[]   Index Construction

     []   ELVIS tracks the performance of a notional investment in 3M-forward 6M variance swaps on the S and P 500 Index. Since variance is additive in time (i. e. a 6-month variance swap is equivalent to two consecutive
          3-month variance swaps), the 3M-forward 6M variance swap strike is calculated as the time-weighted difference between the strikes of the
          9-month ("9M") and 3M variance swaps. The 3M-forward 6M variance swap can therefore be replicated by a portfolio holding a roughly 1/2 short position in 3M spot variance swap and a roughly 3/2 long position in
          9M spot variance swap. The expiry dates of the 3M and 9M spot variance swaps in the replicating portfolio are the same as the 3M-forward 6M variance swap start date and end date, respectively.

     []   The variance swap strikes for the 3M and 9M spot variance swaps are calculated from mid-market prices of all available S and P 500[R]
          listed out-of-the-money options with both bid and ask prices greater than $0.20 with the same expiry. Because the variance swap strike levels are based on mid-market prices, they do not take into account transaction costs (bid-offer spreads) that would be associated with trading variance swaps. To account for this, the strike of the prevailing 9M spot variance swap in the replicating portfolio is raised to 101.5% of the fair level. This implies an increase on the
          3M-forward 6M variance swap strike, which will be deducted from the index level as a running cost over the period to the next rebalancing day.

     []   The Index rebalances on March, June, September and December option expiry days, i. e. the 3rd Friday of the relevant month if it is a business day, otherwise the previous business day. On each rebalancing day, the forward variance swap becomes a spot variance swap. However, the now-6M spot variance swap is unwound and a new 3M-forward 6M variance swap is entered into. The swap start date of the new contract is the 3rd Friday of the 3rd month after the rebalancing date. The swap end date of the new contract is the 3rd Friday of the 9th month after the rebalancing date. If either of these two Fridays is a holiday, the previous business day is used instead.

     []   On each rebalancing day, the forward variance swap notional is calculated so that it is proportional to the prevailing index level and inversely proportional to the prevailing 3M-forward 6M variance swap level.

     []   On each index calculation day, the change in the index level is calculated as the difference between the prevailing forward variance swap level and the strike variance level set on the previous rebalancing day, reduced by the daily running cost described above.

     []   ELVIS index calculates on all weekdays that are not US equity market holidays.
                                                                   DEUTSCHE BANK
                                    page 11

BBG:
DBVELVIS

Index Costs

[]   Because the variance swap strike levels used in the calculation of ELVIS are based on mid-market option prices, they do not take into account the transaction costs (bid-offer spreads) that would be associated with trading, or hedging, variance swaps. To account for this, a cost equivalent to 1.5% of the 9-month spot variance strike level is deducted from the index over each roll period.

[]   The forward variance strike level for the 3-month forward 6-month variance swap is determined based on variance strike levels of the 3-month and
     9-month spot variance swaps (Note: all variance swap strike levels are quoted in volatility points, not variance) . These variance strike levels are "time-weighted" as follows to determine the forward variance strike level: 9m x T2 / (T2 -- T1) -- 3m x T1 / (T2 -- T1), where "9m" is the
     9-month spot variance strike; "3m" is the 3-month spot variance strike;
     "T1" is the time to maturity, in trading days, of the 3-month spot variance swap; and "T2" is the time to maturity, in trading days of the 9-month spot variance swap.

[]   Based on this calculation, raising the 9-month spot variance strike level by 1.5% of the fair strike level is approximately equal to increasing the
     3-month forward 6-month variance strike level by 2.25% of the fair strike level (the exact amount will depend of the number trading days in each period and the relative levels of the 3-month and 9-month spot variance strikes) .

[]   As an example, if the forward variance strike is 20, the cost applied to the index over the quarterly roll period would be approximately 0.45 volatility points. Since each forward variance swap is both bought and sold, resulting in two transactions per roll period, the effective rolling cost in such a scenario is 0.225 volatility points per transaction.
                                                                   DEUTSCHE BANK
                                    page 12

BBG:
DBVELVIS

Risk Factors

STRATEGY RISK -- ELVIS may not achieve its desired objectives. Various market factors and circumstances at any time over any period could cause, and have caused, ELVIS's strategy to fail to perform as expected. Deutsche Bank provides no assurance that this strategy is or will remain profitable.

DEUTSCHE BANK AG, LONDON BRANCH, AS THE SPONSOR OF ELVIS, MAY ADJUST THE INDEX
IN A WAY THAT AFFECTS ITS LEVEL AND MAY HAVE CONFLICTS OF INTEREST -- Deutsche
Bank AG, London Branch is the sponsor of ELVIS (the "Index Sponsor") and will determine whether there has been a market disruption event with respect to
ELVIS. In the event of any such market disruption event, the Index Sponsor may use an alternate method to calculate the closing level of ELVIS. The Index
Sponsor carries out calculations necessary to promulgate ELVIS and maintains some discretion as to how such calculations are made. In particular, the Index
Sponsor has discretion in selecting among methods of how to calculate ELVIS in the event the regular means of determining ELVIS are unavailable at the time a determination is scheduled to take place. There can be no assurance that any determination made by the Index Sponsor in these various capacities will not affect the level of ELVIS. Any of these actions could adversely affect the value of securities or options linked to ELVIS. The Index Sponsor has no obligation to consider the interests of holders of securities linked to ELVIS in calculating or revising ELVIS.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on ELVIS or investment strategies reflected by ELVIS (or any transaction, product or security related to ELVIS or any components thereof) . This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding of transactions, products or securities related to ELVIS. Any of these activities may affect ELVIS or transactions, products or securities related to ELVIS.
Investors should make their own independent investigation of the merits of investing in contracts or products related to ELVIS.

ELVIS HAS VERY LIMITED PERFORMANCE HISTORY -- Calculation of ELVIS began on
December 9, 2009. Therefore, ELVIS has very limited performance history and no actual investment which allowed tracking of the performance of ELVIS was possible before that date. The ELVIS performance data prior to this date shown in this presentation have been retrospectively calculated using historical data and the current ELVIS methodology and do not reflect actual ELVIS performance.
                                                                   DEUTSCHE BANK
                                    page 13

Important Notes

The distribution of this document and the availability of some of the products and services referred to herein may be restricted by law in certain jurisdictions. Some products and services referred to herein are not eligible for sale in all countries and in any event may only be sold to qualified investors. Deutsche Bank will not offer or sell any products or services to any persons prohibited by the law in their country of origin or in any other relevant country from engaging in any such transactions.

Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of entering into or purchasing any transaction, product or security related to ELVIS (each, a "Structured
Product") . Before investing in any Structured Product you should take steps to ensure that you understand and have assessed with your financial advisor, or made an independent assessment of, the appropriateness of the transaction in the light of your own objectives and circumstances, including the possible risks and benefits of investing in such Structured Product.

Structured Products are not suitable for all investors due to illiquidity, optionality, time to redemption, and payoff nature of the strategy.

Deutsche Bank or persons associated with Deutsche Bank and their affiliates may:
maintain a long or short position in securities referenced herein or in related futures or options; purchase, sell or maintain inventory; engage in any other transaction involving such securities; and earn brokerage or other compensation.

Any payout information, scenario analysis, and hypothetical calculations should in no case be construed as an indication of expected payout on an actual investment and/or expected behavior of an actual Structured Product.

Calculations of returns on Structured Products may be linked to a referenced index or interest rate. As such, the Structured Products may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Structured Product denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These Structured Product may not be readily realizable investments and are not traded on any regulated market. Structured
Products involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and are not suitable for all investors.

The past performance of an index, securities or other instruments does not guarantee or predict future performance. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law.

Deutsche Bank does not provide accounting, tax or legal advice.

BEFORE ENTERING INTO ANY TRANSACTION YOU SHOULD TAKE STEPS TO ENSURE THAT YOU
UNDERSTAND AND HAVE MADE AN INDEPENDENT ASSESSMENT OF THE APPROPRIATENESS OF THE
STRUCTURED PRODUCT IN LIGHT OF YOUR OWN OBJECTIVES AND CIRCUMSTANCES, INCLUDING
THE POSSIBLE RISKS AND BENEFITS OF ENTERING INTO SUCH STRUCTURED PRODUCT. YOU
SHOULD ALSO CONSIDER MAKING SUCH INDEPENDENT INVESTIGATIONS AS YOU CONSIDER
NECESSARY OR APPROPRIATE FOR SUCH PURPOSE.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world.
Deutsche Bank Alex Brown is a division of Deutsche Bank Securities Inc.

Backtested, hypothetical or simulated performance results presented herein have inherent limitations. Unlike a performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.
                                                                   DEUTSCHE BANK
                                    page 14

Important Notes

Structured Products linked to ELVIS discussed herein are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other governmental agency. These Structured Products are not insured by any statutory scheme or governmental agency of the United Kingdom.

These Structured Products typically involve a high degree of risk, are not readily transferable and typically will not be listed or traded on any exchange and are intended for sale only to investors who are capable of understanding and assuming the risks involved. The market value of any Structured Product may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

License Agreement with S and P

Any Structured Products are not sponsored, endorsed, sold or promoted by
Standard and Poor's, a division of the McGraw -Hill Companies, Inc., which we refer to as S and P. S and P makes no representation or warranty, express or implied, to the owners of the Structured Products or any member of the public regarding the advisability of investing in securities generally or in the
Structured Products particularly, or the ability of the S and P 500[R] to track general stock market performance. S and P's only relationship to Deutsche Bank
AG is the licensing of certain trademarks and trade names of S and P without regard to Deutsche Bank AG or the Structured Products. S and P has no obligation to take the needs of Deutsche Bank AG or the holders of the Structured Products into consideration in determining, composing or calculating the S and P 500[R].
S and P is not responsible for and has not participated in the determination of the timing, price or quantity of the Structured Products to be issued or in the determination or calculation of the amount due at maturity of the Structured
Products. S and P has no obligation or liability in connection with the administration, marketing or trading of the Structured Products.

S and P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S and P
500[R] OR ANY DATA INCLUDED THEREIN AND S and P SHALL HAVE NO LIABILITY FOR ANY
ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S and P MAKES NO WARRANTY, EXPRESS
OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE
STRUCTURED PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S and P
500[R] INDEX OR ANY DATA INCLUDED THEREIN. S and P MAKES NO EXPRESS OR IMPLIED
WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS
FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S and P 500[R] OR ANY DATA
INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S and
P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL
DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH
DAMAGES.

"STANDARD and POOR'S", "S and P", "S and P 500" AND "500" ARE TRADEMARKS OF THE
MCGRAW -HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG.
STRUCTURED PRODUCTS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S and P AND
S and P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF
THE STRUCTURED PRODUCTS.
                                                                   DEUTSCHE BANK
                                    page 15